[ESPEY MFG. & ELECTRONICS CORP. LOGO]



FOR IMMEDIATE RELEASE
---------------------

Espey Mfg. & Electronics Corp. Hires New President

      Saratoga Springs, NY, July 27, 2009 - Espey Mfg. & Electronics Corp. (NYSE
Amex: ESP) has appointed Mark St. Pierre, age 51, as President effective July 27, 2009. It is anticipated that Mr. St. Pierre will also be appointed to the position of Chief Executive Officer after a period to be determined by the Board of Directors. During the transition period, Mr. Howard Pinsley will continue as Chairman of the Board and Chief Executive Officer of the Company.

From 2000 to 2008, Mr. St. Pierre was employed by ITT Power Solutions, West Springfield, Massachusetts, and last held the position of Vice President and Director, Merchant Market Segment. He was responsible for the management and development of a new business unit and the growth of sales to major defense contractors and analytical instrument manufacturers. Prior to his employment with ITT Power Solutions, Mr. St. Pierre held other positions in the power supply and electronics industry for 20 years.

Mr. Howard Pinsley, CEO, commented, "We are pleased to welcome Mr. St. Pierre to our company. We believe he will be a valuable addition for today and the future."

Espey's  primary  business  is  the  development,   design,  and  production  of
specialized military and industrial power supplies/electronic equipment. The Company's web site can be found on the Internet at www.espey.com.
                                                   -------------

For further information, contact Mr. David O'Neil or Mr. Howard Pinsley at (518) 245-4400.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

                               ###################